UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2010
Endurance Specialty Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 278-0440
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
On June 18, 2010, Endurance Specialty Holdings Ltd. (the “Company”), Deutsche Bank AG, London Branch (“Deutsche Bank”) and Deutsche Bank Securities Inc. (collectively with the Company, the “Parties”) entered into an agreement (the “Termination Agreement”) to terminate prior to the scheduled termination, subject to market conditions, the transaction contemplated by the equity forward sale agreement (the “Forward Sale Agreement”) entered into by the Parties on September 10, 2007. Under the terms of the Forward Sale Agreement, the Company was entitled to sell an aggregate of between 2,984,772 and 4,786,827 of its ordinary shares, par value U.S.$1.00 per share, to Deutsche Bank, subject to the Company’s right to cash settle or net share settle such agreement, for which the Company would have received approximately $150 million upon settlement. The Termination Agreement provides for settlement of the obligations between the Parties to be made in cash. The Company has not issued any of its ordinary shares under the Forward Sale Agreement or the Termination Agreement.
The Company determined that terminating the Forward Sale Agreement at this time was in its best interest due to the price of the Company’s Ordinary Shares and the value inherent in the Forward Sale Agreement. The Company has not incurred any early termination penalties in connection with the termination of the Forward Sale Agreement.
The Termination Agreement is attached hereto as Exhibit 10.1 and the Forward Sale Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2007.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Termination Agreement, dated June 18, 2010, among Endurance Specialty Holdings Ltd., Deutsche Bank AG, London Branch and Deutsche Bank Securities Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: June 24, 2010

By:	/s/ John V. Del Col
	Name:	John V. Del Col
	Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Termination Agreement, dated June 18, 2010, among Endurance Specialty Holdings Ltd., Deutsche Bank AG, London Branch and Deutsche Bank Securities Inc.